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                                                                    EXHIBIT 10.1

                      RESTRICTED STOCK UNIT AWARD AGREEMENT

     THIS AGREEMENT, dated as of December 7, 2006, is between ATS MEDICAL, INC., a Minnesota corporation (the "Company"), and Richard A. Curtis, an individual resident of the State of Minnesota ("Employee").

                                    RECITALS

     A. The Company wishes to grant to Employee, effective as of the date of this Agreement, an award of restricted stock units of the Company's common stock, par value $.01 per share (the "Common Stock"), on the terms and subject to the conditions set forth in this Agreement and the ATS Medical, Inc. 2000 Stock Incentive Plan.

     B. Employee desires to accept such grant.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

     "Award" has the meaning ascribed to such term in Section 2 hereof.

     "Board" means the Board of Directors of the Company.

     A "Change in Control" of the Company shall be deemed to have occurred if
(a) a change in control occurs of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement; (b) more than 25 percent of the then outstanding shares of Common Stock is acquired by any person or group; or (c) individuals who at the date hereof constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election of each new director was approved by a vote of at least two-thirds of directors then still in office who were directors at the beginning of the period and/or their successor directors who were recommended or elected to succeed a beginning director by at least two-thirds of the directors who were directors at the beginning of the period).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" has the meaning specified in Recital A hereof.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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     "Plan" means the ATS Medical, Inc. 2000 Stock Incentive Plan, as amended from time to time.

     "Restricted Stock Units" means the right to receive Vested Shares upon their vesting in accordance with Section 3 below.

     "Shares" means, collectively, the shares of Common Stock subject to the Award, whether or not such shares are Vested Shares.

     "Vested Shares" means the Shares with respect to which the Restricted Stock Units have vested at any particular time.

     2. Award. The Company, effective as of the date of this Agreement, hereby grants to Employee 50,000 Restricted Stock Units (the "Award") representing the right to receive 50,000 Vested Shares, subject to the terms and conditions set forth herein and in the Plan.

     3. Vesting.

          (a) Subject to the terms and conditions of this Agreement, the Restricted Stock Units awarded hereunder to Employee shall vest and become the right to receive Vested Shares in accordance with the following schedule:

                                 Percentage or Number of
On Each of the Following Dates       Shares that Vest
------------------------------   -----------------------
       December 1, 2007                   10,000
       December 1, 2008                   10,000
       December 1, 2009                   10,000
       December 1, 2010                   10,000
       December 1, 2011                   10,000

provided, however, that the Restricted Stock Units awarded hereunder are subject to acceleration of vesting as follows:

          (i) Each time the Board of Directors of the Company approves the term sheet for (or, in the absence of a term sheet, the definitive agreement for) a strategic investment developed by Employee, 12,500 of the Restricted Stock Units will vest 120 days after the date of that approval, provided that no more than 25,000 of the Restricted Stock Units will have their vesting accelerated by this provision;

          (ii) Each time a strategic investment developed by Employee that is projected to contribute less than $2.0 million of annual operating income in its first year closes, 12,500 of the Restricted Stock Units will vest 120 days after the date of that closing, provided that no more than 25,000 of the Restricted Stock Units will have their vesting accelerated by this provision;


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          (iii) If a strategic investment developed by Employee that is projected to contribute more than $2.0 million of annual operating income in its first year closes, 37,500 of the Restricted Stock Units will vest 120 days after the date of that closing, provided that Restricted Stock Units will have their vesting accelerated by this provision only by the first such closing to occur after the grant date of this award;

          (iv) A single strategic investment may trigger accelerated vesting of the Restricted Stock Units either under clauses (i) and (ii) above or under clauses (i) and (iii) above;

          (v) The Restricted Stock Units subject to accelerated vesting under clauses (i), (ii) and (iii) above shall be the next 12,500 or 37,500 Restricted Stock Units, as the case may be, scheduled to vest under the time-based vesting provisions shown in the table in Section 3(a) above.

          (b) Notwithstanding the vesting provisions contained in Section 3(a) above, but subject to the other terms and conditions set forth herein, if Employee has been continuously employed by the Company until the date of a Change In Control of the Company, all of the Restricted Stock Units shall immediately vest on the date of such Change In Control.

          (c) In the event of the disability (within the meaning of Section 22(e)(3) of the Code) or death of Employee, if Employee has been continuously employed by the Company until the date of such disability or death, Employee or his estate shall become immediately vested, as of the date of such disability or death, in all of the Restricted Stock Units subject to the Award.

          (d) Except as provided in Section 3(c), if Employee ceases to be an employee for any reason prior to the vesting of the Restricted Stock Units pursuant to Sections 3(a) or 3(b) hereof, Employee's rights to all of the Restricted Stock Units (and the Shares subject to the Award) not vested on the date that Employee ceases to be an employee shall be immediately and irrevocably forfeited and the Employee will retain no rights with respect to the forfeited units.

     4. Additional Restriction on Transfer of Restricted Stock Units.

     The Restricted Stock Units cannot be sold, assigned, transferred, gifted, pledged, hypothecated, or in any manner encumbered or disposed of at any time prior to delivery of the Shares underlying the Restricted Stock Units after the Restricted Stock Units have vested pursuant to Section 3 above.

     5. Issuance and Custody of Certificate; Representations of Employee.

          (a) Subject to the restrictions in this Section 5, upon vesting of the Restricted Stock Units and following payment of any applicable withholding taxes pursuant to section 8 of this Agreement, the Company shall promptly cause to be issued and delivered to Employee a certificate or certificates evidencing such Vested Shares, free of any restrictive legends and registered in the name of Employee or in the name of Employee's legal representatives, beneficiaries or heirs, as the case may be, and shall cause such certificate or certificates to be delivered to Employee or Employee's legal representatives, beneficiaries or heirs.


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          (b) The issuance of any Common Stock in accordance with this Award shall only be effective at such time that the sale or issuance of Common Stock pursuant to this Agreement will not violate any state or federal securities or other laws.

          (c) At any time after the vesting of the Restricted Stock Units and prior to the issuance of the Vested Shares, if the issuance of the Vested Shares to the Employee is prohibited due to limitations under this Section 5, the Company shall use its reasonable best efforts to remove such limitations, unless such limitations relate solely to Employee's personal situation. If such limitations relate solely to Employee's personal situation, the Company will use its reasonable best efforts to cooperate with the Employee in resolving such limitation.

     6. Rights as Shareholder. Prior to the Restricted Stock Units vesting and Employee receiving his shares of Common Stock underlying the Restricted Stock Units pursuant to Section 5 above, Employee shall not have ownership or rights of ownership of any Common Stock underlying the Restricted Stock Units awarded hereunder. However, Employee shall be entitled to receive dividend equivalents on the Restricted Stock Units awarded, whether vested or unvested, when and if dividends are declared by the Board on the Common Stock, in an amount of cash per share equal to and on the same payment dates as dividends paid to other common stockholders of the Company. Dividend equivalents paid before delivery of the Vested Shares will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

     7. Distributions and Adjustments. In accordance with Section 4(c) of the Plan, the Award shall be subject to adjustment in the event that any distribution, recapitalization, reorganization, merger or other event covered by
Section 4(c) of the Plan shall occur.

     8. Taxes. In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it in connection with this restricted stock unit award, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state income and social security taxes are withheld or collected from Employee.

     9. Employee's Employment. Nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company or any of its subsidiaries or interfere with the right of the Company or its subsidiaries, as the case may be, to terminate Employee's employment or to increase or decrease Employee's compensation at any time.

     10. Notices. All notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

          (a) If to the Company, to it at:

               ATS Medical, Inc.
               3905 Annapolis Lane, Suite 105
               Minneapolis, MN 55447
               Attention: Corporate Secretary
               Facsimile: (763) 553-0052


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          (b) If to Employee, to him at such Employee's address as most recently supplied to the Company and set forth in the Company's records; or

          (c) to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

     Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

     11. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

     12. Undertaking. Both parties hereby agree to take whatever additional actions and execute whatever additional documents either party may in their reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the other party under the provisions of this Agreement.

     13. Plan Provisions Control. The Award is made subject to the terms and provisions of the Plan. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota (without giving effect to principles of conflicts of laws).

     15. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

     16. Entire Agreement. This Agreement (and the other writings incorporated by reference herein, including the Plan) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral negotiations, commitments, representations, and agreements with respect thereto.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                        ATS MEDICAL, INC,


                                        By: /s/ Michael D. Dale
                                            ------------------------------------
                                        Name: Michael D. Dale
                                        Title: Chief Executive Officer


                                        EMPLOYEE


                                        /s/ Richard A. Curtis
                                        ----------------------------------------
                                        Name: Richard A. Curtis


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